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                                                                    Exhibit 99.1

[THE BUCKLE, INC. LOGO]

                                                                THE BUCKLE, INC.

                                              2407 W. 24th St. Kearney, NE 68845

                                            P.O. Box 1480 Kearney, NE 68848-1480

                                                             PHONE: 308-236-8491

                                                               FAX: 308-236-4493

FOR IMMEDIATE RELEASE:   November 13, 2003                  WEB:  www.buckle.com


CONTACT: Karen B. Rhoads, Chief Financial Officer
         The Buckle, Inc.
         308/236-8491

                   THE BUCKLE INC. NET PROFIT UP 8.2 PERCENT,
                      SALES UP 6.0 PERCENT IN THIRD QUARTER

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income up 8.2 percent on a 6.0 percent sales increase for the third quarter ended November 1, 2003.

Net income for the third quarter of fiscal 2003 was $12.2 million, or 57 cents per share (56 cents per share on a diluted basis), compared with $11.3 million, or 53 cents per share (52 cents per share on a diluted basis) for the third quarter of 2002.

Net sales for the third quarter ended November 1, 2003, increased 6.0 percent to $121.3 million from $114.4 million for the third quarter of fiscal 2002. Comparable store net sales, for stores open at least one year, were up 1.3 percent for the 13 weeks ended November 1, 2003, compared with the 13 weeks ended November 2, 2002.

Net sales for the first nine months of fiscal 2003 increased 3.9 percent to $288.7 million from $277.8 million in the first nine months of fiscal 2002. Comparable store net sales decreased 0.1 percent for the nine months ended November 1, 2003 compared with the nine months ended November 2, 2002.

Net income for the first nine months ended November 1, 2003 was $18.8 million or 89 cents per share (87 cents per share on a diluted basis), compared with $19.6 million or 93 cents per share (90 cents per share on a diluted basis) for the nine months ended November 2, 2002.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 319 retail stores in 38 states compared with 306 stores in 37 states at this same time a year ago. The Company will open one additional new store before holiday in the Westfield Shoppingtown South County mall in Saint Louis, Missouri.

To listen to the Company's recorded quarterly earnings commentary, please call
(308) 238-2500.



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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at
                        www.buckle.com on the Internet.




                            Financial Table to Follow

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                     THE BUCKLE, INC. - STATEMENTS OF INCOME
                (in thousands, except per share data - unaudited)


                                         Thirteen weeks ended          Thirty-nine weeks ended
                                         --------------------          -----------------------
                                     Nov. 1, 2003    Nov. 2, 2002    Nov. 1, 2003    Nov. 2, 2002
                                     ------------    ------------    ------------    ------------
Net Sales                              $121,325        $114,436        $288,721        $277,807

Cost of Sales                            77,680          74,198         197,609         190,643
                                       --------        --------        --------        --------

Gross Profit                             43,645          40,238          91,112          87,164

Selling Expenses                         21,353          20,526          54,312          51,474
General and Administrative Exp            3,822           2,518           9,998           7,590
                                       --------        --------        --------        --------

Income from Operations                   18,470          17,194          26,802          28,100

Other Income                                776             770           2,848           3,187
                                       --------        --------        --------        --------

Income before Income Taxes               19,246          17,964          29,650          31,287

Income Tax Expense                        7,063           6,700          10,885          11,656
                                       --------        --------        --------        --------

Net Income                             $ 12,183        $ 11,264        $ 18,765        $ 19,631
                                       ========        ========        ========        ========

Basic Income per Share                 $   0.57        $   0.53        $   0.89        $   0.93
                                       ========        ========        ========        ========

Diluted Income per Share               $   0.56        $   0.52        $   0.87        $   0.90
                                       ========        ========        ========        ========

Basic Weighted Avg. Shares               21,207          21,127          21,091          21,144
Diluted Weighted Avg. Shares             21,682          21,738          21,603          21,874

Selected Financial Data                 November 1, 2003     November 2, 2002
                                        ----------------     ----------------
        Cash and Investments               $157,828              $125,074
        Inventory                          $ 84,081              $ 86,105
        Property and Equipment, Net        $ 66,196              $ 63,384
        Accounts Payable                   $ 18,086              $ 16,790
